[Muldoon, Murphy & Faucette Letterhead]         Exhibit 8.1


                                               July 15, 1997


Board of Directors
Provident Bankshares Corporation
114 East Lexington Street
Baltimore, Maryland 21202

Board of Directors
First Citizens Financial Corporation
22 First Field Road
Gaithersburg, Maryland 20878


         Re: Federal Income Tax Consequences of Merger of First Citizens Financial Corporation With and Into Provident Bankshares Corporation (the "Merger")

To the Members of the Board of Directors:

         You have requested an opinion regarding certain federal tax consequences of a proposed transaction involving the merger of First Citizens Financial Corporation, a savings and loan holding company organized under the laws of the State of Delaware ("First Citizens") with and into Provident Bankshares Corporation ("Provident"), a regional bank holding company organized under the laws of the State of Maryland and registered under the Bank Holding Act of 1956, in accordance with the Amended and Restated Agreement and Plan of Merger, dated as of March 10, 1997, amended and restated as of July 14, 1997 (the "Plan of Merger").

         Under the Plan of Merger, at the Effective Time, First Citizens shall be merged with and into Provident (the "Merger") and the separate existence of First Citizens shall cease. Provident shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of Maryland. By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of First Citizens's common stock (the "First Citizens Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of shares of the common stock of Provident (the "Provident Common Stock") determined under the formula set out in the Plan of Merger, subject to the payment of cash in lieu of fractional shares.



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Board of Directors
July 15, 1997
Page 2


         Our opinion is provided solely with respect to certain federal income tax consequences of the Merger. This opinion is being delivered at your request and pursuant to Sections 7.2(e) and 7.3(e) of the Plan of Merger. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Plan of Merger.

         In connection with the opinions expressed herein, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Merger and the Proxy Statement, and of such corporate records of the parties to the Merger as we have deemed appropriate. We have also received and relied upon, without independent verification, the representations of First Citizens concerning First Citizens itself as well as the transaction ("Representations"); we have received and relied upon, without independent verification, the representations of Provident concerning the transaction and certain post-Merger plans ("Representations"); copies of these Representations are attached as exhibits to this letter. We have assumed that such Representations are true and that the parties to the Merger will act in accordance with the Plan of Merger. We have assumed that all daily operations of Provident will be conducted in a manner wholly consistent with all Representations provided by Provident. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

         We will rely upon the accuracy of the Representations and the statements of facts contained in the examined documents, particularly the Plan of Merger. We have also assumed the authenticity of all signatures, the legal capacity of all natural persons and the conformity to the originals of all documents submitted to us as copies. Each capitalized term used herein, unless otherwise defined, has the meaning set forth in the Plan of Merger. We have assumed that the Merger will be consummated strictly in accordance with the terms of the Plan of Merger and that the Merger will qualify as a merger under applicable law.

         The Plan of Merger and the Joint Proxy Statement contain a detailed description of the Merger. These documents as well as the Representations to be provided by First Citizens and Provident are incorporated in this letter as part of the statement of the facts.


                             LIMITATIONS ON OPINION

         The opinions expressed herein are rendered only with respect to the issues specified herein. We express no opinion with respect to any other federal, state or local tax or other legal aspect of the transaction. If any of the above referenced facts or Representations are not true, correct and complete in all material respects, our opinion could be subject to change. In issuing our opinion, we are relying on the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and regulations issued thereunder which are cited herein. All such provisions are subject to change, which change can be retroactive in effect. Any such change could have an effect on the validity of


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Board of Directors
July 15, 1997
Page 3


our opinions. We assume no obligation to revise or supplement this opinion if any subsequent change were to occur.

         The opinions contained herein are not binding on the Internal Revenue Service ("IRS") or any court. No assurance can be given that the IRS will not take a different view of these transactions and that view may be ultimately sustained by a court. It is our understanding that neither party to the Merger intends to request a ruling from the IRS concerning the Merger.

         This opinion may not be applicable to First Citizens stockholders who received their First Citizens Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the U.S.


                              FEDERAL TAX OPINION

         Based on and subject to the foregoing, the facts referenced in this opinion, the Representations referred to and attached as exhibits to this opinion, and subject to the limitations referenced herein, it is our opinion that for federal income tax purposes, under the current law:

         (1)      The Merger will constitute a tax free reorganization under
                  Section 368(a)(1)(A) of the Code and Provident and First Citizens will each be a party to the reorganization;

         (2) No gain or loss will be recognized by Provident or First Citizens as a result of the Merger. However, Citizens Savings Bank may be required to recognize income due to the recapture of bad debt reserves as a result of the Bank Merger which is expected to occur after the Merger;

         (3) No gain or loss will be recognized by the stockholders of First Citizens who exchange all of their First Citizens Common Stock solely for Provident Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Provident Common Stock); and

         (4) The aggregate tax basis of the Provident Common Stock received by shareholders who exchange all of their First Citizens Common Stock solely for Provident Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the First Citizens Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).





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Board of Directors
July 15, 1997
Page 4


         Since this letter is rendered in advance of the closing of this transaction, we have assumed that the transaction will be consummated in accordance with the Plan of Merger as well as all the information and Representations referred to herein. Any change in the transaction could cause us to modify our opinion.

         We consent to the filing of this opinion as an exhibit to the Form S-4 and to the reference to us therein.

                                         Sincerely,


                                         /s/ MULDOON, MURPHY & FAUCETTE